Exhibit 21.1
Significant Subsidiaries

Listed below are the significant subsidiaries of the Registrant as of December 31, 2020, and the states or jurisdictions in which they are incorporated or organized. The names of other subsidiaries have been omitted from the list below, since they would not constitute, in the aggregate, a significant subsidiary as of December 31, 2020.

Name of Company	Jurisdiction
Weatherford Al-Rushaid Co. Ltd.	Saudi Arabia
Weatherford Artificial Lift Systems, LLC	Delaware
Weatherford Canada Ltd.	Canada
Weatherford de Mexico, S. de R.L. de C.V.	Mexico
Weatherford Industria e Comercio Ltda.	Brazil
Weatherford International de Argentina S.A.	Argentina
Weatherford International Ltd.	Bermuda
Weatherford International, LLC	Delaware
Weatherford Management Company Switzerland Sarl	Switzerland
Weatherford Norge AS	Norway
Weatherford Oil Tool GmbH	Germany
Weatherford Oil Tool Middle East Limited	British Virgin Islands
Weatherford Products GmbH	Switzerland
Weatherford Energy Services Saudi Arabia Co. Ltd.	Saudi Arabia
Weatherford Switzerland Trading and Development GmbH	Switzerland
Weatherford U.K. Limited	England
Weatherford U.S., L.P.	Louisiana
Weatherford, LLC	Russia
Weatherford Well Services L.L.C.	Qatar
WEUS Holding, LLC	Delaware